Exhibit 99.1

January 20, 2010	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Increases Quarterly Distribution

TULSA, Okla. – Jan. 20, 2010 – The board of directors of the general partner of ONEOK Partners, L.P. (NYSE: OKS) has increased the partnership’s quarterly cash distribution to $1.10 per unit from $1.09 per unit, effective for the fourth quarter 2009, resulting in an annualized cash distribution of $4.40 per unit. The distribution is payable Feb. 12, 2010, to unitholders of record as of Jan. 29, 2010.

“The distribution increase reflects growing fee-based earnings as the result of our recent completion of more than $2 billion in capital investments,” said John W. Gibson, chairman, president and chief executive officer of the general partner of ONEOK Partners. “As volumes associated with these completed projects continue to ramp up, we anticipate similar distribution increases in 2010.”

ONEOK Partners has increased its distribution by more than 38 percent since April 2006, when a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE) became general partner.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.1 percent of the partnership. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web site at www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to financial adjustments in connection with the accelerated share repurchase program and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKS-FD

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